   As filed with the Securities and Exchange Commission on December 31, 1997
                                                           Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                              -------------------

                                   FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           WHOLE FOODS MARKET, INC.
            (Exact name of registrant as specified in its charter)

        Texas                                            74-1989366
(State of incorporation)                    (I.R.S. employer identification no.)

                       601 N. Lamar Boulevard, Suite 300
                             Austin, Texas  78703
                                 512-477-4455
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              -------------------
                              Glenda J. Flanagan
                            Chief Financial Officer
                           Whole Foods Market, Inc.
                             Austin, Texas  78703
                                 512-477-4455
    (Name, address including zip code, and telephone number, including area code, of agents for service)

                              -------------------
                                    Copy to:
                               Bruce H. Hallett
                           Crouch & Hallett, L.L.P.
                        717 N. Harwood St., Suite 1400
                             Dallas, Texas  75201
                                (214) 953-0053

                              -------------------

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                          --------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------
                                                Proposed      Proposed
                                                Maximum       Maximum
Title of Each                 Amount            Offering      Aggregate    Amount of
Class of Securities           Being             Price         Offering     Registration
Being Registered              Registered        Per Share(1)  Price        Fee
----------------------------  ----------------  ---------     -----------  ------------
Common Stock, no par value    1,188,204 shares  $47.38        $56,297,106  $17,060
---------------------------------------------------------------------------------------

          (1) Estimated solely for purposes of calculating the amount of the registration fee pursuant to the provisions of Rule 457(c).
                              -------------------

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                Subject to Completion, dated December 31, 1997


                               1,188,204 SHARES

                           WHOLE FOODS MARKET, INC.

                                 COMMON STOCK

                               ----------------

     The 1,188,204 shares (the "Shares") of common stock, no par value ("Common Stock"), of Whole Foods Market, Inc., a Texas corporation (the "Company" or "Whole Foods Market" or "WFM"), offered hereby are being sold by the Selling Shareholders. See "Selling Shareholders." The Company will not receive any of the proceeds from the sale of the Shares offered hereby.

     The Shares may be offered by the Selling Shareholders from time to time in open market transactions (which may include block transactions) or otherwise in the over-the-counter market through the Nasdaq National Market, or in private transactions at prices relating to prevailing market prices or at negotiated
prices.   The Selling Shareholders may effect such transactions by selling the
Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders and any broker-dealer acting in connection with the sale of the Shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), in which event any discounts, concessions or commissions received by them, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the Shares by them, may be deemed to be underwriting commissions or discounts under the Act. The offering contemplated hereby will terminate as to the Shares upon the earlier to occur of the sale of all the Shares and (a) December 29, 1999 with respect to the Shares owned by holders who acquired them pursuant to the Company's acquisition in December 1997 of the commonly controlled companies doing business as "Merchant of Vino" (collectively "Merchant of Vino"), or (b) December 16, 1998 with respect to the Shares owned by holders who acquired them pursuant to the Company's acquisition in December 1997 of Allegro Coffee Company ("Allegro Coffee"), pursuant to certain agreements to which the Company and each of the Selling Shareholders are parties. See "Selling Shareholders."

     The costs, expenses and fees incurred in connection with the registration of the Shares, which are estimated to be $50,000 (excluding selling commissions and brokerage fees incurred by the Selling Shareholders) will be paid by the Company, which has also agreed to indemnify certain of the Selling Shareholders against certain liabilities, including liabilities under the Act.

     PURCHASERS OF THE SHARES SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH HEREIN. SEE "RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS."

     The last reported sale price of the Common Stock on the Nasdaq National Market on December 26, 1997 was $47.125 per share.

                               ----------------

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------


              The date of this Prospectus is December ___, 1997.

                             AVAILABLE INFORMATION

     Whole Foods Market is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain reports, proxy statements and other information filed by the Company may also be obtained at the Commission's World Wide Web site, located at http://www.sec.gov. In addition, such material can be inspected at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended September 28, 1997, filed with the Commission, is incorporated in this Prospectus by reference. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering of the Shares hereunder shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

     Whole Foods Market will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of the documents incorporated by reference herein, other than exhibits to such documents not specifically incorporated by reference. Such requests should be directed to Whole Foods Market, Inc., 601 N. Lamar Boulevard, Suite 300, Austin, Texas 78703, Attention: Chief Financial Officer (telephone (512) 477-5566).

                                EXPLANATORY NOTE

     Statements and information presented within this Prospectus contain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the use of predictive, future-tense or forward-looking terminology, such as "believes," "anticipates," "expects," "estimates," "may," "will" or similar terms. Forward-looking statements also include projections of financial performance, statements regarding management's plans and objectives and statements concerning any assumptions relating to the foregoing. Certain important factors which may cause actual results to vary materially from these forward-looking statements accompany such statements and appear elsewhere in this Prospectus under "Risk Factors". All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified by these factors.

                                  THE COMPANY

     Whole Foods Market owns and operates the country's largest chain of natural foods supermarkets, featuring food made from natural ingredients free of unnecessary additives. The Company opened its first store in Austin, Texas in 1980 and operated 75 stores in seventeen states as of September 28, 1997. The Company's stores average approximately 24,000 square feet and offer a broad selection of foods at competitive prices with an emphasis on customer service.

     The Company has designed its stores to attract quality-oriented consumers who are interested in health, nutrition, food safety and preserving the environment. Stores offer a fresh selection of organic and high quality conventional produce; convenient and tasty prepared foods; high quality natural and conventional meats; a variety of wild and natural farm-raised seafood; a bakery featuring Whole Foods brand crusty breads; choice selections of specialty cheeses, beer and wine; a mixture of natural, organic, gourmet and ethnic grocery products; numerous value priced items in the bulk department; and a nutrition area offering a complete alternative pharmacy with holistic remedies, herbs, vitamins and supplements.

     Whole Foods Market's expansion strategy is to open or acquire stores in existing regions and in metropolitan areas where the Company believes it can become a leading natural foods supermarket retailer.

     The Company's competitors currently include other natural foods supermarkets, traditional and specialty supermarkets, other natural foods stores and small specialty stores. Although the Company has historically encountered limited competition in its geographic markets with other stores operating in the natural foods supermarket format, it has faced increased competition in recent years from such stores, particularly in new markets, and expects to encounter additional competition from such stores in its existing markets and in new
markets.   In addition, traditional and specialty supermarkets compete with the
Company in one or more product categories and may expand more aggressively in marketing a broad range of natural foods and thereby compete more directly with the Company for products, customers and locations.

     Through its Amrion, Inc. subsidiary ("Amrion"), acquired in August 1997, the Company is engaged in the manufacture and sale of nutritional supplements, nutricueticals and similar fitness and health-related products.

     Whole Foods Market's principal offices are located at 601 N. Lamar Boulevard, Suite 300, Austin, Texas 78703, (telephone (512) 477-5566).

                                 RISK FACTORS

     The Company wishes to caution readers that the following important factors, among others, could cause the actual results of Whole Foods Market to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements and other written communications, as well as oral forward-looking statements made from time to time by representatives of the Company. Except for historical information, the matters discussed in such oral and written communications are forward- looking statements that involve risks and uncertainties, including but not limited to general business conditions, the timely and successful development and opening of new stores, the impact of competition and other risks detailed below.

     Growth Dependent on Expansion. Whole Foods Market's strategy is to expand through a combination of new store openings and acquisitions of existing stores as well as the possible acquisition or development of businesses with complimentary product lines and related lines of business. Successful implementation of this strategy is contingent on numerous conditions, some of which are described below, and there can be no assurance that Whole Foods Market's expansion strategy can be successfully executed.

     Continued growth of Whole Foods Market will depend to a significant degree upon its ability to open or acquire new stores in existing and new markets and to operate these stores on a successful basis. Further, Whole Foods Market's expansion strategy is dependent on finding suitable locations, and Whole Foods Market faces intense competition with other retailers for such sites. There can be no assurance that Whole Foods Market will be able to open or acquire new stores in a timely manner and to operate them on a successful basis. In addition, there can be no assurance that Whole Foods Market can successfully hire and train new employees and integrate them into the programs and policies of Whole Foods Market or adapt its distribution, management information and other operating systems to the extent necessary to operate new or acquired stores in a successful and profitable manner and adequately supply natural foods products to these stores at competitive prices.

     There can be no assurance that Whole Foods Market will continue to grow through acquisitions. To the extent Whole Foods Market further expands by acquiring existing businesses, there can be no assurance that Whole Foods Market can successfully integrate the acquired businesses into its operations and support systems, and that the operations of acquired businesses will not be adversely affected as Whole Foods Market's decentralized approach to operations is introduced.

     Capital Needed for Expansion. The acquisition of existing stores, the opening of new stores and the development of new production and distribution facilities requires significant amounts of capital. In the past, Whole Foods Market's growth has been funded primarily through proceeds from public offerings, bank debt, private placements of debt, and internally generated cash flow. These and other sources of capital may not be available to Whole Foods Market in the future.

     Quarterly Fluctuations. Whole Foods Market's quarterly results of operations may fluctuate significantly as the result of the timing of new store openings and the range of operating results which may be generated from newly opened stores. Whole Foods Market expenses pre-opening costs associated with a new store opening during the quarter in which the store is opened. Accordingly, quarter to quarter comparisons of results of operations have been and will be materially impacted by the timing of new store openings. In addition, Whole Foods Market's quarterly operating results could be adversely affected by losses from new stores, variations in the mix of product sales, price changes in response to competitive factors, increases in merchandise costs and possible supply shortages.

     Competition. Whole Foods Market's competitors include other natural foods stores, large and small traditional and specialty supermarkets and grocery stores. These stores compete with Whole Foods Market in one or more product categories. In addition, traditional and specialty supermarkets are expanding more aggressively in marketing a broad range of natural foods and thereby competing directly with Whole Foods Market for products, customers and locations. Some of these potential competitors have been in business longer or have greater financial or marketing resources than Whole Foods Market and may be able to devote greater resources to the sourcing, promotion and sale of their products. Increased competition may have an adverse effect on profitability as the result of lower sales, lower gross profits, and/or greater operating costs such as marketing.

     The sales of nutritional supplements, nutricueticals and other fitness and health-related products are highly competitive, and the Company expects that Amrion will face such continued competitive pressure in the future. Amrion's nutritional supplement products, which are its largest source of revenue, compete on a national and regional basis directly with other specialty health retailers, nutritional supplement manufacturers and mass merchandisers such as drug stores and supermarkets. Many of these competitors are substantially larger and have greater resources than Whole Foods Market.

     Personnel Matters. Whole Foods Market is dependent upon a number of key management and other personnel. The loss of the services of a significant number of key personnel within a short period of time could have a material adverse effect upon Whole Foods Market. Whole Foods Market's continued success is also dependent upon its ability to attract and retain qualified employees to meet Whole Foods Market's future needs. Whole Foods Market faces intense competition for qualified personnel, many of whom are subject to offers from competing employers, and there can be no assurance that Whole Foods Market will be able to attract and retain such personnel. Whole Foods Market does not maintain key person insurance on any employee.

     Integration of Acquired Operations. By acquiring many new stores and certain manufacturing type businesses in the last several years, the Company has materially increased the scope of its operations by (i) increasing the number of its stores and entering new markets, and (ii) including the manufacturing of nutriceuticals and nutritional supplements and the direct marketing of these products. There can be no assurance that comparable store sales of acquired stores will increase to or be maintained at the level achieved by existing Whole Foods Market stores. Additionally, there can be no assurance that the operations of acquired stores will not be adversely affected as a result of the introduction of Whole Foods Market's team approach to store operations, or the response of customers to the changes in operations and merchandising mix made by new ownership. With respect to Whole Foods Market's acquisition of manufacturing operations, there can be no assurance that current retail stores which are customers of the acquired companies will continue to do business with such companies after they become subsidiaries of Whole Foods Market, nor can there be any assurance that Whole Foods Market can realize the expected benefits from the acquisition of these companies. The integration of acquired operations into Whole Foods Market will require the dedication of management resources which may temporarily detract from attention to day-to-day business of Whole Foods Market.

     Negative Impact of Litigation Possible. From time to time Whole Foods Market is the subject of various lawsuits arising in the ordinary course of business. Additionally, like other retailers, distributors and manufacturers of products that are ingested, Whole Foods Market faces an inherent risk of exposure to product liability claims in the event that the use of its products results in injury. Although not currently anticipated by management, Whole Foods Market results could be materially impacted by legal and settlement expenses related to such lawsuits.

     Government Regulation. The manufacturing, processing, formulating, packaging, labeling and advertising of products, particularly the nutriceutical and nutritional supplement products developed, produced and marketed by Amrion, are subject to regulation by one or more federal agencies, including the United States Food and Drug Administration(the "FDA"), the Federal Trade Commission (the "FTC"), the Consumer Product Safety Commission (the "CPSC"), the United States Department of Agriculture (the "USDA") and the Environmental Protection Agency (the "EPA"). Amrion's activities are also regulated by various agencies of the states, localities and foreign countries to which Amrion's products are distributed and in which Amrion's products are sold.

     The composition and labeling of nutritional supplements and nutricueticals, which comprise a significant majority of Amrion's products, is most actively regulated by the FDA under the provisions of the Federal Food, Drug, and Cosmetic Act ("FFDC Act"). The FFDC Act has been revised in recent years by the Nutrition Labeling and Education Act of 1990 ("NLEA") and by the Dietary Supplement Health and Education Act of 1994 ("DSHEA"). While in the judgment of Whole Foods Market these regulatory changes are generally favorable to the nutritional supplements industry, there can be no assurance that Amrion will not in the future be subject to additional laws or regulations administered by various regulatory authorities. In addition, there can be no assurance that existing laws and regulations will not be repealed or be subject to more stringent or unfavorable interpretation by applicable regulatory authorities.

     Final rules establishing labeling and notification requirements for dietary supplements were promulgated by the FDA on September 23, 1997. The labeling portion of the regulations takes effect on March 23, 1999. Amrion is in the process of implementing the labeling and notification provisions. Additionally, on February 6, 1997, the FDA published an advance notice of proposed rulemaking
(ANPR) which seeks to establish current good manufacturing practice (CGMP) regulations for dietary supplements. Final rules implementing the CGMP regulations will likely issue and take effect in late 1998 or early 1999. It is also anticipated that the FTC will issue a guidance document for the dietary supplement industry in the first half of 1998.

     Whole Foods Market cannot predict the nature of future laws, regulations, interpretations or applications, nor can it determine what effect either additional governmental regulations or administrative orders, when and if promulgated, or disparate federal, state and local regulatory schemes would have on its business in the future. They could, however, require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not able to be reformulated, additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling and/or scientific substantiation. Any or all of such requirements could have an adverse effect on Whole Foods Market's results of operations and financial condition.

     Governmental regulations in foreign countries where Amrion plans to expand sales may prevent or delay entry into the market or prevent or delay the introduction, or require the reformulation, of certain of Amrion's products.

     Sales Concentrations of Major Products. Three product groups collectively comprise a majority of Amrion's net sales. These product groups are known as Coenzyme Q10, Ginkgo Biloba and Bilberry. Although historically sales of these products have increased annually, there can be no assurance this trend will continue or that current revenues attributed to the products will be maintained. To the extent customer demand for these product groups declines, Amrion's sales would be adversely affected. To reduce the potential adverse effect of a decreased demand for any of these products, Amrion continually adds new products to its existing line.

                              SELLING STOCKHOLDERS

     The table below sets forth the beneficial ownership of the Company's Common Stock by the Selling Stockholders at December 29, 1997, and after giving effect to the sale of the shares of Common Stock offered hereby. Except as indicated otherwise, each of the persons named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by him. Unless otherwise indicated, the share numbers in the table below represent 1% or less of the outstanding Common Stock of the Company.

                                      Shares Owned      Shares Being       Shares Owned
Name                               Before the Offering    Offered     After the Offering (1)
---------------------------------  -------------------  ------------  ----------------------
Jeffrey Cohn(2)                            82,948          82,948          --
Clarence Peterson(2)                       17,770          17,770          --
William McReynolds(2)                      17,482          17,482          --
Barnet Feinblum(2)                         15,132          15,132          --
Julie A. Feinblum(2)                        1,405           1,405          --
Joshua Feinblum(2)                          1,522           1,522          --
Daniel Feinblum(2)                          1,522           1,522          --
Michael Wilkins(2)                          6,686           6,686          --
Stuart Cohn(2)                                843             843          --
Terry Tierney(2)                           10,677          10,677          --
Anil Arora(2)                               2,182           2,182          --
Kevin Knox(2)                               9,713           9,713          --
Patricia McCarthy(2)                        1,098           1,098          --
Lynne Vickerstaff(2)                          281             281          --
Jeff Schoolmaster(2)                          281             281          --
Karen Knoll(2)                                105             105          --
Joan Hillsten(2)                               70              70          --
Richard Kessler(2)                            535             535          --
Wendy Goldner (2)                             367             367          --
Charles M. Patnoi Trust(2)                  4,248           4,248          --
Edward and Juliette Jonna(3)(4)           596,451         596,451          --
Marc Jonna(3)                             149,264         149,264          --
Matthew Jonna(3)                          134,064         134,064          --
Monica George(3)                          133,558         133,558          --
                                        ---------       ---------
     Total                              1,188,204       1,188,204
--------------

(1)  Assumes that all of the Shares offered hereby are sold.
(2) These holders acquired the Shares owned by them pursuant to the Company's December 1997 acquisition of Allegro Coffee. Subsequent to the acquisition, Messrs. Tierney and Knox have served as the President and the Senior Vice President of Coffee Operations, respectively, of Allegro Coffee.
(3) These holders acquired the Shares owned by them pursuant to the Company's December 1997 acquisition of Merchant of Vino. Subsequent to the acquisition, Marc Jonna and Matthew Jonna have served as employees of the Company, and Edward Jonna, Juliette Jonna and Monica George have served as consultants to the Company.
(4)  Stock is held in joint tenancy with right of survivorship.

     The Company is registering the Shares of the Selling Stockholders pursuant to certain registration rights granted to them pursuant to an Agreement and Plan of Merger entered in connection with the

Merchant of Vino and Allegro Coffee acquisitions. The offering of the Shares contemplated hereby will terminate on (a) December 29, 1999 with respect to the Shares held by holders who acquired them pursuant to the Merchant of Vino acquisition, (b) December 16, 1998 with respect to Shares held by holders who acquired same in Allegro Coffee acquisition or (c) or such earlier date as all Shares offered hereby have been sold.

                         DESCRIPTION OF CAPITAL STOCK

     The Company is authorized to issue 50,000,000 shares of Common Stock, no par value, of which approximately 25,955,253 shares were outstanding as of the close of business on December 29, 1997 and 5,000,000 shares of Preferred Stock, $.01 par value ("Preferred Stock"), none of which are outstanding.

     Holders of Common Stock are entitled to one vote per share on any matter submitted to the vote of shareholders, and cumulative voting is prohibited in the election of directors. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. The Common Stock is non-assessable, not redeemable, does not have any conversion rights and is not subject to call. Holders of shares of Common Stock have no preemptive rights to maintain their respective percentage of ownership in future offerings or sales of stock by the Company.

     The Company may issue Preferred Stock in one or more series and the Board of Directors may designate the dividend rate, voting rights and other rights, preferences and restrictions of each series. It is not possible to state the actual effect of the issuance of any shares of Preferred Stock upon the rights of holders of the Common Stock until the Board of Directors of the Company determines the specific rights of holders of such Preferred Stock. However, such effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock and delaying or preventing a change in control of the Company without further action by the shareholders.

     The Transfer Agent and Registrar for the Common Stock is Securities Transfer Corp., Dallas, Texas.

                                LEGAL OPINIONS

     The validity of the shares of Common Stock offered hereby has been passed upon by Crouch & Hallett, L.L.P., Dallas, Texas.

                                    EXPERTS

     The consolidated financial statements of the Company as of September 28, 1997 and September 29, 1996 and for each of the fiscal years in the three-year period ended September 28, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG Peat Marwick LLP audits and reports upon consolidated financial statements of the Company issued at future dates, and consents to the use of their report thereon, such financial statements also will be incorporated by reference herein in reliance upon their reports and said authority.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.
          -------------------------------------------

     The following expenses will be paid by the Company:

Item                                             Amount (1)
-------------------------                        ----------

SEC registration fee                               $17,060
Nasdaq listing fee                                  17,500
Legal fees and expenses                              5,000
Accounting fees                                      5,000
Miscellaneous                                        5,440
                                                   -------
    Total                                          $50,000

________
(1)  All items other than SEC registration fee are estimated

Item 15.  Indemnification of Directors and Officers.
          -----------------------------------------

     Article 2.02-1 of the Texas Business Corporation Act provides for indemnification of directors and officers in certain circumstances. Reference is made to Article VII of the Bylaws of the registrant filed as an exhibit hereto.

     The Company's Restated Articles of Incorporation provide that no director shall be liable to the registrant or its shareholders for an act or omission in such capacity as a director, except for liability as a result of (i) a breach of the director's duty of loyalty to the registrant or its shareholders, (ii) an act or omission not in good faith or which involve intentional misconduct or knowing violation of law, (iii) an transaction from which such director derived an improper personal benefit, (iv) an act or omission for which the liability of a director is expressly provided by law or (v) an act related to an unlawful stock repurchase of payment of a dividend.

     An insurance policy obtained by the registrant provides for indemnification of officers and directors of the registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

Item 16.  Exhibits.
          --------

2.1      ---       Agreement and Plan of Merger, among the registrant, WFM
                   Colorado Acquisition, Inc., Allegro Coffee Company, Inc. and
                   the shareholders of Allegro Coffee Company, Inc.(1)
2.2                Agreement and Plan of Merger, among the Inc., the Merchant of
                   Vino companies, and the registrant, Whole Foods Market Group, stockholders of the Merchant of Vino companies.
3.1      ---       Restated Articles of Incorporation of the registrant. (2)
3.2      ---       Amended and Restated Bylaws of the registrant. (3)
5.1      ---       Opinion of Crouch & Hallett, L.L.P. (1)
23.1     ---       Consent of KPMG Peat Marwick LLP. (1)
23.2     ---       Consent of Crouch & Hallett, L.L.P. (included in opinion
                   filed as Exhibit 5.1).
24       ---       Power of Attorney (included on p. II-3).

----------------
(1)  Filed herewith.
(2) Filed as an exhibit to Registration Statement No. 33-63824 on Form S-4 and incorporated herein by reference.
(3) Filed as an exhibit to the registrant's annual report on Form 10-K for the fiscal year ended September 24, 1995, and incorporated herein by reference.

Item 17.  Undertakings.
          ------------

     (a)  Rule 415 Offering

          The registrant hereby undertakes (1) to file, during any period in which offers or sales are being made of the Shares registered hereby, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  Filings Incorporating Subsequent Exchange Act Documents by Reference

          The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Indemnification for Liability under the Securities Act of 1934

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Austin and State of Texas on the 30th day of December, 1997.

                                   WHOLE FOODS MARKET, INC.


                                   By   /s/ Glenda Flanagan
                                      ----------------------------------------
                                        Glenda Flanagan, Vice President and
                                        Chief Financial Officer

                               POWER OF ATTORNEY

     Each of the undersigned hereby appoints John Mackey and Glenda Flanagan, and each of them (with full power to act alone), as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on December 30, 1997.

Signature                                  Title
---------                                  -----



/s/ John Mackey                            Chairman of the Board
------------------------------------       and Director
John Mackey                                (Principal Executive Officer)


/s/ Glenda Flanagan                        Vice President and Chief Financial
------------------------------------       Officer
Glenda Flanagan                            (Principal Financial Officer and
                                           Accounting Officer)


/s/ Dr. Cristina G. Banks                  Director
------------------------------------
Dr. Cristina G. Banks



                                           Director
------------------------------------
David W. Dupree

/s/ Dr. John B. Elstrott                   Director
-------------------------------------
Dr. John B. Elstrott


/s/ Avram J. Goldberg                      Director
-----------------------------------
Avram J. Goldberg


/s/ Fred Lager                             Director
----------------------------------------
Fred "Chico" Lager


/s/ Linda A. Mason                         Director
-------------------------------------
Linda A. Mason


                                           Director
-------------------------------------
Dr. Ralph Z. Sorenson